Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS 2ND QUARTER 2008 FINANCIAL AND OPERATING RESULTS

Houston, Texas, August 11, 2008 – Dune Energy, Inc. (AMEX:DNE) today announced financial and operating results for the second quarter, ended June 30, 2008, as summarized below:

Revenue and Production

Revenue for the second quarter totaled $51.5 million from continuing operations as compared with revenue of $11 million for the second quarter of 2007. The Barnett Shale properties were classified as a discontinued operation, and will be discussed separately. Production volumes for the second quarter totaled 263 Mbbls of oil and 1.6 Bcf of natural gas, or 3.2 Bcfe, as compared with 94 Mbbls of oil and 0.62 Bcf of natural gas, or 1.18 Bcfe for the second quarter of 2007. Second quarter of 2008 average sales price per barrel of oil was $118.87 and $12.43 per Mcf for natural gas, versus $64.77 per barrel and $7.88 per Mcf, respectively in the second quarter of 2007. The primary reasons behind the increase in revenue were higher volumes in 2008 versus 2007, primarily associated with our major acquisition in May of 2007, along with higher commodity prices.

Costs and Expenses

For the second quarter of 2008, field level LOE was $5.24 million or $1.63/Mcfe. Severance and Ad Valorem taxes were $4.02 million or $1.26/Mcfe. Transportation and gathering was $390,000 or $0.12/Mcfe and workover expense was $1.64 million or $0.51/Mcfe. Total expenses were $11.29 million or $3.52/Mcfe. In the first quarter of 2008, field level LOE was $2.20/Mcfe, while severance and Ad Valorem taxes were $1.01/Mcfe, and transportation and gathering expense was $0.17/Mcfe, while workover expense was $0.67/Mcfe. Total operating expenses were $12.0 million or $4.06/Mcfe. Second quarter operating costs were 13% below the levels of the first quarter on an Mcfe basis. These operating cost improvements are reflective of the Company’s ongoing efforts at streamlining field operations.

DD&A expense was $15.1 million for the second quarter of 2008 while cash G&A expense totaled $3.9 million. Stock based compensation was $1.3 million in the quarter. Interest and financing expense was $8.8 million for the second quarter. The Company expects that cash G&A and interest and financing expenses will remain at or near these levels for the remainder of 2008. DD&A is expected to increase quarterly with increased production.

Discontinued Operations – Barnett Shale

The Company signed a Purchase and Sale Agreement to dispose of our Barnett Shale properties in Denton and Wise Counties, Texas for $41.5 million. The effective date of the sale is May 1, 2008 with a closing anticipated during the third quarter of 2008. The Company recognized a non cash $40.9 million writedown of these assets to reflect fair value. As detailed in prior releases, Dune has decided to focus its exploration and development activities in its higher margin Gulf Coast operations.

Results of Operations

The Company reported a $33.1 million loss for the second quarter of 2008 compared to a loss of $22.2 million for the second quarter of 2007. However, operating income for the quarter improved to $19.6 million, compared with an $8.3 million loss in the second quarter of 2007. Included in the results for the second quarter of 2008 was $24.8 million of realized and unrealized losses associated with hedging activities. Of this amount, $3.7 million was realized during the quarter. In addition, there was a $5.3 million income tax benefit recorded during the second quarter of 2008. Preferred stock dividends, paid in the form of a PIK (payment in kind), totaled $6.0 million in the second quarter 2008. The reset of the conversion price of the Company’s Preferred Stock, from $3.00 to $1.75, was treated as a dividend to holders of the Preferred Shares. This resulted in a $68 million non cash charge. Net loss per share, both basic and fully diluted for the quarter was $1.24, based on 86.9 million weighted average common shares outstanding.

EBITDAX (Earnings Before Interest, Taxes, Depreciation, Amortization and Exploration) is a supplemental performance gauge and not a GAAP measure. However, when viewed over time, it does provide an indication of directional liquidity and debt service capability while filtering out the effects of non-cash charges. In this respect, Dune has continued to demonstrate sustained improvement as EBITDAX totaled $52.1 million for the first half of 2008, of which approximately $32.9 million or 63% was attributable to the second quarter. This represented an increase of $11.7 million or 55% over the first quarter of the year and almost equaled the $33.1 million reached during the last six months of 2007. While higher commodity prices contributed significantly to these results, improving operating efficiency also added to the improvement.

Operational Highlights

Production for the quarter, including the Barnett Shale properties, was 40 Mmcfe/day, in line with previously provided guidance. The Company anticipates a slight dip in production in the third quarter to between 35 and 37 Mmcfe/day as a result of the sale of the Barnett Shale properties. Management anticipates fourth quarter production will ramp up to between 40 and 44 Mmcfe/day based on planned drilling and workover activity. Dune anticipates a capital program of between $45 and $50 million in the second half of the year. This will allow for drilling and completing 3-4 new wells at Garden Island Bay along with numerous workovers and recompletions in several other fields. At both our Chocolate Bayou Field in Brazoria County, Texas and Bayou Couba Field in St. Charles Parish, Louisiana, Dune is working with it’s partners in order to commence drilling late in the calendar year.

James A. Watt, Dune’s President and Chief Executive Officer stated, “Our operating results for the quarter were positive. Our cost structure is improving, and our focus will now center on developing the numerous high potential opportunities for deeper drilling within our existing Gulf Coast fields.”

Dune will hold a conference call on Monday, August 11, 2008 at 2 p.m. Central time (3:00 p.m. EST). Please call toll free:

United States: (800) 230-1766

International: (612) 288-0329

A replay of the conference will be available on August 11, 2008 at 5:00 p.m. EST and end on August 26, 2008, by dialing toll free:

United States: (800) 475-6701

International: (320) 365-3844

Access Code: 956868

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc., +1-713-229-6300